EXHIBIT  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 33-80906 and 33-66246) of Nortech Systems Incorporated on Form S-8 of our report dated March 7, 2007 appearing in this Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2006.

/s/  McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 7, 2007